UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2020

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2020, Humanigen, Inc. (the “Company”) announced the appointment of Timothy Morris as the Company’s Chief Operating Officer and Chief Financial Officer. In connection with his appointment as COO and CFO, Mr. Morris stepped down as a member of the board of directors of the Company (the “Board”), a position he had held since June 2016, and the size of the Board was reduced to five members.

Mr. Morris, age 58, served as the Chief Financial Officer of Iovance Biotherapeutics, Inc., a publicly traded immuno-oncology biotech company (Nasdaq: IOVA), from August 2017 to June 2020. From March 2014 to June 2017, Mr. Morris served as Chief Financial Officer and Head of Business Development of AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company. From November 2004 to December 2013, Mr. Morris served as Senior Vice President Finance and Global Corporate Development, Chief Financial Officer of VIVUS, Inc. a biopharmaceutical company. Mr. Morris received his BS in Business with an emphasis in Accounting from California State University, Chico, and is a Certified Public Accountant (Inactive). Mr. Morris has extensive operational experience with public companies in the biopharmaceutical industry, particularly in the areas of finance and corporate development.

The Company entered into an employment agreement with Mr. Morris in connection with his appointment (the “Agreement”). The Agreement provides for an initial annual base salary for Mr. Morris of $475,000 as well as eligibility for an annual bonus targeted at 50% of his base salary. In connection with his appointment, Mr. Morris will be entitled to receive stock options to purchase 756,580 shares of the Company’s common stock within three business days following the effective date of the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan. Mr. Morris is entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Agreement, Mr. Morris is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Morris’s employment for any reason other than “Cause”, or if Mr. Morris resigns for “Good Reason” (each as such term is defined in the Agreement), Mr. Morris will receive his annual salary and the amount of the actual bonus earned by Mr. Morris under the Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Morris was employed by the Company during the year of termination, or if no bonus had been received, 50% of his target bonus. In addition, upon such a resignation or termination, Mr. Morris will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 12 months, and all outstanding stock options held by Mr. Morris will immediately vest and become exercisable.

The Agreement additionally provides that if Mr. Morris resigns for Good Reason or the Company terminates his employment other than for Cause within the three month period prior to or the two year period following a change in control (as such term is defined in the Agreement), the Company must pay or cause its successor to pay Mr. Morris a lump sum cash payment equal to one and one-half times (a) his annual salary plus (b) the aggregate bonus received by Mr. Morris for the year immediately preceding the change in control or, if no bonus had been received, 50% of the target bonus. In addition, upon such a resignation or termination, Mr. Morris will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 18 months, and all outstanding stock options held by Mr. Morris will immediately vest and become exercisable.

While serving as a member of the Board, Mr. Morris received compensation for his Board and Board committee service pursuant to the Company’s Director Compensation Program. Mr. Morris’s resignation from the Board was due to his acceptance of the COO and CFO position at the Company and was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Morris’s appointment, Dr. Cameron Durrant, Chairman and Chief Executive Officer of the Company, will no longer serve in the capacity of Interim Chief Financial Officer of the Company, effective as of July 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: August 3, 2020